Exhibit 99.1

NBCUniversal Announces DreamWorks Animation Acquisition

Acquisition Builds on NBCUniversal’s Presence in Family and Animation Space

DreamWorks Animation to Become Unit of Universal Filmed Entertainment Group

New York, April 28, 2016 – NBCUniversal, a division of Comcast Corporation (NASDAQ: CMCSA), today announced the acquisition of DreamWorks Animation (NASDAQ: DWA).  One of the world's most admired family brands, DreamWorks Animation creates animated feature films, television series and specials, live entertainment and related consumer products.  The studio will become part of the Universal Filmed Entertainment Group, which includes Universal Pictures, Fandango, and NBCUniversal Brand Development.

“DreamWorks Animation is a great addition to NBCUniversal,” said Steve Burke, CEO of NBCUniversal.  “Jeffrey Katzenberg and the DreamWorks organization have created a dynamic film brand and a deep library of intellectual property.  DreamWorks will help us grow our film, television, theme parks and consumer products businesses for years to come.  We have enjoyed extraordinary success over the last six years in animation with the emergence of Illumination Entertainment and its brilliant team at Illumination Mac Guff studio.  The prospects for our future together are tremendous. We are fortunate to have Illumination founder Chris Meledandri to help guide the growth of the DreamWorks Animation business in the future.”

Under the terms of the agreement, DreamWorks Animation has an equity value of approximately $3.8 billion.  DreamWorks Animation stockholders will receive $41 in cash for each share of DreamWorks Animation common stock.  The agreement has been approved by the boards of directors of DreamWorks Animation and Comcast, and the controlling shareholder of DreamWorks Animation has approved the agreement by written consent.

The transaction is expected to close by the end of 2016, subject to antitrust approvals in the U.S. and abroad, as well as the satisfaction of other customary closing conditions.

Following the completion of the transaction, DreamWorks Animation CEO and co-founder Jeffrey Katzenberg will become Chairman of DreamWorks New Media, which will be comprised of the company’s ownership interests in Awesomeness TV and NOVA.  Katzenberg will also serve as a consultant to NBCUniversal.

“Having spent the past two decades working together with our team to build DreamWorks Animation into one of the world’s most beloved brands, I am proud to say that NBCUniversal is the perfect home for our company; a home that will embrace the legacy of our storytelling and grow our businesses to their fullest potential,” said Katzenberg.  “This agreement not only delivers significant value for our shareholders, but also supports NBCUniversal’s growing family entertainment business.  As for my role, I am incredibly excited to continue exploring the potential of AwesomenessTV, NOVA and other new media opportunities, and can’t wait to get started.”

The acquisition gives NBCUniversal broader reach to a host of new audiences in the highly competitive kids and family entertainment space, in both TV and film. It includes popular DreamWorks Animation film franchise properties, such as Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon.  It also includes a thriving TV operation that is a significant supplier of family programming, with hundreds of hours of original, animated content distributed across linear and SVOD platforms in more than 130 countries.  Additionally, DreamWorks Classics, a large library of classic characters, including Where’s Waldo, and Rudolph the Red-Nosed Reindeer, will become part of the NBCUniversal portfolio, along with a successful consumer products business.

Comcast was advised by Davis Polk & Wardwell LLP on legal matters.  DreamWorks Animation was advised on financial matters by Centerview Partners and on legal matters by Cravath, Swaine & Moore LLP.  DreamWorks Animation's Board of Directors was advised on legal matters by Munger Tolles & Olson LLP.

About NBCUniversal
NBCUniversal is one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news and information to a global audience. NBCUniversal owns and operates a valuable portfolio of news and entertainment television networks, a premier motion picture company, significant television production operations, a leading television stations group, world-renowned theme parks, and a suite of leading Internet-based businesses. NBCUniversal is a division of Comcast Corporation.

About DreamWorks Animation
DreamWorks Animation (Nasdaq: DWA) is a global family entertainment company with business interests that span feature film and television production; licensing and consumer products; location-based entertainment; and new media properties, including the Company’s controlling interest in AwesomenessTV.   The Company’s feature film heritage includes many of the world’s most-beloved characters and franchises, including Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon, while its 32 feature film releases have amassed more than $13 billion in global box office receipts.  DWA’s television business has quickly become one of the world’s leading suppliers of high-quality family programming, reaching consumers on linear and on-demand platforms in more than 130 countries and winning a total of 25 Emmy™ Awards to date.  The Company’s deep portfolio of intellectual property is supported by a robust, worldwide consumer products practice, which includes licensing, and location-based entertainment venues around the world.  The Company is also the majority owner of AwesomenessTV, a leading video destination for Generation Z and Millennial audiences,  and also owns 45% of Oriental DreamWorks, a world-class animation studio in China that produces family entertainment for both Chinese and global audiences.

NOTE: This press release contains forward-looking statements.  Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Such forward-looking statements include the possible benefits of the proposed DreamWorks Animation acquisition to the NBCUniversal business.  Readers are directed to Comcast’s and DreamWorks Animation's periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties.  Neither Comcast nor DreamWorks Animation undertakes any obligation to update any forward-looking statements.

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Press Contacts:

Hilary Smith:  NBCUniversal, Hilary.Smith@nbcuni.com , 212-664-2617

Teri Everett: Universal Filmed Entertainment, Teri.Everett@nbcuni.com , 818-777-7216

Dan Berger: DreamWorks Animation, Dan.Berger@dreamworks.com, 818-695-4747

Investor Contacts:

Jason Armstrong: Comcast, Jason_Armstrong@Comcast.com, 215-286-7972

Jennifer DiGrazia: DreamWorks Animation, Jennifer.DiGrazia@dreamworks.com, 818-695-3384